Exhibit 99.1

Contact:	Brian E. Powers, Chairman and Chief Executive Officer HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-496-3238	August 15, 2018 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER 2018 RESULTS

CLEVELAND, OH, AUGUST 15, 2018. Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse markets, today reported results for the three-month and six-month periods ended June 30, 2018.

For the quarter ended June 30, 2018, sales were $13.6 million compared with $7.2 million in the same period last year, an increase of $6.4 million or 88%. For the quarter ended June 30, 2018, the Company recorded operating income of $1.8 million compared with operating income of $1.3 million in the same period last year, an increase of $0.5 million. The increase in sales and operating income was primarily a result of the Commercial Air Handling division that was acquired on June 1, 2017.

The Company previously announced it had sold certain assets comprising its Test and Measurement business segment effective June 1, 2018 to Hickok Waekon, LLC in exchange for shares of Class A and Class B Common Stock. As a result of the sale, the Company recorded a loss of $1.2 million for the quarter ended June 30, 2018.

For the quarter ended June 30, 2018, net income after recording the one-time loss on the sale of the business segment was $0.4 million, or $0.13 per fully diluted share, compared with net income of $0.9 million, or $0.31 per fully diluted share last year. For the quarter ended June 30, 2018, excluding the $1.2 million one-time loss on the sale of the business segment, adjusted net income was $1.6 million, or $0.51 per fully diluted share, compared with net income of $0.9 million, or $0.31 per fully diluted share last year.

For the six months ended June 30, 2018, sales were $25.5 million compared with $10.6 million in the same period last year, an increase of $14.9 million or 141%. For the six months ended June 30, 2018, the Company recorded operating income of $2.5 million compared with an operating income of $1.6 million in the same period last year, an increase of $0.9 million. The increase in sales and operating income was primarily a result of the Commercial Air Handling division that was acquired on June 1, 2017.

For the six months ended June 30, 2018, net income after recording the one-time loss on the sale of the business segment was $0.8 million, or $0.24 per fully diluted share, compared with net income of $1.2 million, or $0.38 per fully diluted share last year. For the six months ended June 30, 2018, excluding the $1.2 million one-time loss on the sale of the business segment, adjusted net income was $1.9 million, or $0.60 per fully diluted share, compared with net income of $1.2 million, or $0.38 per fully diluted share last year.

The Company previously announced it had changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The change in the Company’s fiscal year has not impacted the Company’s results for the period ended June 30, 2018.

The Company has included adjusted net income and adjusted fully diluted earnings per share because we believe this information is useful for our investors to understand the results of our operations for the quarter in light of the disposition of the Test and Measurement business segment. Adjusted net income and adjusted fully diluted earnings per share should not be regarded as an alternative or replacement to any measurement of performance under GAAP.

About Hickok Incorporated. Hickok Incorporated is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including the company’s ability to successfully integrate the acquired CAD Enterprises business in a timely and cost-effective manner and add revenue from the CAD Enterprises business in the amounts and within the time frames currently anticipated, the impact on the company’s Industrial Hose and Commercial Air Handling segments and the impact on the company’s 2018 financial results of the previously announced divestiture of the Test and Measurement segment as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission.

Investor Contact. Brian Powers, Chairman and Chief Executive Officer, 216-496-3238

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2018		2017		2018		2017
Sales	$13,593,192	100%	$7,220,626	100%	$25,471,892	100%	$10,566,941	100%
Cost of Sales	10,106,614	74%	4,191,480	58%	18,966,873	74%	6,160,281	58%
Gross Profit	3,486,578	26%	3,029,146	42%	6,505,019	26%	4,406,660	42%

Product development	97,389	1%	179,840	2%	220,418	1%	397,156	4%
Selling, general and administrative expenses	1,572,244	12%	1,540,381	21%	3,824,571	15%	2,434,683	23%
Operating Income	1,816,945	13%	1,308,925	18%	2,460,030	10%	1,574,821	15%

Interest charges	80,755	1%	66,695	1%	166,688	1%	114,887	1%
Loss on sale of business	1,160,574	9%	-	0%	1,160,574	5%	-	0%
Other (income) expense, net	49,450	0%	263,334	4%	108,266	0%	259,771	2%
Income before Income Taxes	526,166	4%	978,896	14%	1,024,502	4%	1,200,163	11%
Income tax expense	131,541	1%	37,373	-1%	256,125	1%	45,500	0%
Net income	$394,625	3%	$941,523	13%	$768,377	3%	$1,154,663	11%

Net income per common share
Basic	$0.14		$0.33		$0.27		$0.40
Diluted	$0.13		$0.31		$0.24		$0.38

Weighted average shares outstanding
Basic	2,721,832		2,880,719		2,880,070		2,879,115
Diluted	3,076,076		3,072,400		3,236,590		3,043,619

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